Exhibit 23.10

Consent of Independent Accountants

The Board of Directors
Apple REIT Nine, Inc.
Richmond, Virginia

          We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1)

the use of our report dated February 15, 2008 with respect to the combined balance sheet of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P.—Hampton Inn—as of December 30, 2007, and the related combined statement of income, combined changes in partners’ deficit, and combined cash flows for the 52-week period then ended, incorporated by reference herein.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Dauby O’Connor & Zaleski, LLC
Certified Public Accountants

October 18, 2010
Indianapolis, Indiana